EXHIBIT 99.1
PRESS RELEASE

Nextracker Announces Launch of Initial Public Offering

San Jose, Calif., February 1, 2023 /PRNewswire/ -- Flex Ltd. (NASDAQ: FLEX) announced today that its subsidiary, Nextracker Inc. (“Nextracker”), has launched the roadshow for its initial public offering of 23,255,814 shares of its Class A common stock (“Common Stock”). The underwriters of the offering will also have a 30-day option to purchase from Nextracker up to 3,488,372 additional shares of Common Stock. The initial public offering price is expected to be between $20.00 and $23.00 per share. Nextracker has applied to list its Common Stock on the Nasdaq Global Select Market under the ticker symbol “NXT.”

J.P. Morgan, BofA Securities, Citigroup, and Barclays are acting as joint lead book-running managers for the offering. Truist Securities, HSBC, BNP PARIBAS, Mizuho, Scotiabank, and KeyBanc Capital Markets are acting as joint book-running managers for the offering. SMBC Nikko, BTIG, UniCredit, Roth Capital Partners, and Craig-Hallum will act as co-managers for the offering. PJT Partners is serving as independent financial advisor to Flex Ltd. in the offering.

The offering will be made only by means of a prospectus. Copies of the preliminary prospectus, when available, may be obtained from: the U.S. Securities Exchange Commission (the “SEC”) at www.sec.gov; and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, by email at dg.prospectus_requests@bofa.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146; and Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847, or by email at barclaysprospectus@broadridge.com.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The Common Stock may not be sold, nor may offers to buy any Common Stock be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About Flex

Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets.

About Nextracker

Nextracker is the leading provider of intelligent, integrated solar tracker and software solutions used in utility-scale and distributed generation solar power plants around the world. Our products enable solar panels in utility-scale power plants to follow the sun's movement across the sky and optimize plant performance.

Flex Contacts

Investors & Analysts
David A. Rubin
Vice President, Investor Relations
David.Rubin@flex.com

Media & Press
Mark Plungy
Director, Corporate Public Relations
Mark.Plungy@flex.com

Nextracker Contact

Media & Press
Kristan Kirsh
Vice President, Global Marketing
kkirsh@nextracker.com